EXHIBIT 6.36

PROMISSORY NOTE

$1,350,000.00	May 11, 2021
Las Vegas, Nevada

FOR VALUE RECEIVED, the undersigned, Allied Corp., a Nevada corporation (“Debtor”), hereby promises to pay to Marapharm Las Vegas LLC, a Nevada limited liability company (“Holder”), or its successors or permitted assigns, in lawful currency of the United States of America, the aggregate principal sum of One Million Three Hundred Fifty Thousand and no/100 Dollars ($1,350,000.00) (the “Principal”) plus accrued Interest as provided herein. This Promissory Note (this “Note”) is issued pursuant to the provisions of that certain Option to Purchase Asset Agreement dated as of March 30, 2021 (the “Purchase Agreement”), by and between Holder and Allied US Products, LLC, a Nevada limited liability company (“Buyer”). Initially capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement. This Note is subject to the following terms:

1. Payment Terms.

(a) Interest. Interest (“Interest”) shall accrue on the Principal outstanding from time to time at a per annum rate equal to the Short Term Applicable Federal Rate of 0.11%. Interest shall be calculated on the basis of a three hundred sixty-five (365)-day year and actual days elapsed.

(b) Late Payment Charge. If any payment is not received by Holder within ten (10) days from the date it is due, Debtor shall be charged a late payment charge equal to five percent (5%) of the scheduled payment.

(c) Payments of Principal and Interest. Until a Triggering Date as defined in the Purchase Agreement, Holder shall be entitled to retain one hundred percent (100%) of the Net Operating Income (as defined below) that Debtor or any of its affiliates receive in connection with the operation of Debtor’s or its affiliate’s cannabis cultivation, marketing, and sales facility generally located at 13435 Apex Harbor Lane, North Las Vegas, 89124 (the “Facility”). Subsequent to a Triggering Date, Holder shall be entitled to not less than fifty percent (50%) of the Net Operating Income from the Facility. Subsequent to a Triggering Event, such amounts shall be paid to Holder on or before the thirtieth day of each month immediately following the end of each calendar quarter (April 30th, July 30th, October 30th, and January 30th). Notwithstanding anything to the contrary contained in this Note, as both Debtor and Holder prepare quarterly financials, payments will be reconciled and paid on a quarterly basis to reduce the time and cost of financial reconciliation if this was done monthly. All of the outstanding Principal and accrued Interest thereon shall be due and payable on the second anniversary of this Note (the “Maturity Date”). “Net Operating Income” is defined as the total revenue made from the proceeds of sale of any products from the Facility minus operating expense payments (which for the avoidance of doubt subsequent to a Triggering Date shall include any and all fees reimbursed to Marapharm under the Services Agreement), as computed in accordance with generally accepted accounting principles, consistently applied; provided, however, that in computing Net Operating Income, total revenue will not be reduced for amortization, depreciation, taxes, or interest. Subsequent to a Triggering Date, the Facility’s Net Operating Income shall be mutually determined by Marapharm and Buyer acting reasonably and in good faith, and a transparent accounting will be conducted and any items can be challenged.

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(d) Notwithstanding the foregoing, this Note shall become due and payable together with accrued but unpaid interest upon a Change of Control. For purposes of this Note, “Change of Control” means the consummation of a merger or consolidation of Debtor or Buyer with or into another entity or any other corporate reorganization, if more than a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by person(s) who were not holders of a majority of Debtor’s or Buyer’s outstanding voting power immediately prior to such merger, consolidation or other reorganization; or the sale, transfer, or other disposition of (but not the creation of a mere security interest in) all or substantially all of Debtor’s or Buyer’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of Debtor’s or Buyer’s organization, convert Debtor or Buyer into a different form of entity, or to create a holding company, so long as Debtor, Buyer, and/or holding company, as the case may be, will be owned in substantially the same proportions by the persons who held Debtor’s or Buyer’s securities immediately prior to such transaction.

(e) Application of Payment. Except as otherwise provided in this Note, each payment made under this Note shall be applied (i) first to any late payment charge, (ii) then to any accrued but unpaid Interest, and (iii) thereafter to Principal.

(f) Method of Payment. All payments to Holder under this Note shall be paid by wire transfer of immediately available funds to a bank account designated in writing by Holder.

2. Prepayment. Debtor may, at any time during the term hereof, prepay this Note either in its entirety or in part, without penalty or premium.

3. Default. The following events shall be considered an Event of Default (each, an “Event of Default”) under this Note:

A. If the Debtor:

(1) shall commence any proceeding or any other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing;

(2) shall admit in writing its inability to pay its debts as they mature in any petition or pleading in connection with any such proceeding;

(3) shall apply for, or consent to or acquiesce in, an appointment of a receiver, conservator, trustee or similar officer for it or for all or substantially all of its assets and property;

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(4) shall make a general assignment for the benefit of creditors; or

(5) shall admit in writing its inability to pay its debts as they mature.

B. If any proceedings are involuntarily commenced or any other action is taken against the Debtor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, conservator, trustee or similar officer for the Debtor or for all or substantially all of its assets and properties is appointed; and in each such case, such event continues for ninety (90) days undismissed, unbounded and undischarged.

C. A default in the payment when due of any amount hereunder.

D. Subsequent to a Triggering Date, Debtor or its affiliate has defaulted under either the Land Lease or the Services Agreement, failed to cure such breach (if applicable), and Holder is entitled to terminate the Land Lease or Services Agreement, as the case may be, in accordance with the terms of the respective agreement.

E. The default by Debtor on any obligation concerning the borrowing of money that could impair the Holder’s ability to collect all amounts payable hereunder.

Upon the occurrence of an Event of Default, Holder may, at its election, declare the entire balance of the Principal and accrued Interest immediately due and payable. A delay by Holder in exercising any right of acceleration after an Event of Default shall not constitute a waiver of the Event of Default or of the right of acceleration of any other right or remedy for such Event of Default. The failure by Holder to exercise any right of acceleration after an Event of Default shall not constitute a waiver of the right of acceleration or any other right or remedy in the event of any other or subsequent Event of Default.

In addition to all rights and remedies available to Holder in the Event of Default, in the event that any amount due hereunder is not paid when due, the amount due will begin to bear interest at the rate of ten percent (10%).

4. No Waiver. No act of commission or omission by Holder shall be deemed to waive any of Holder’s rights or remedies hereunder unless such waiver is in writing, and then only to the extent specifically set forth therein. A waiver by Holder of one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on any subsequent event. A waiver of any term of this Note or any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail. Notwithstanding anything to the contrary in this Section 4, Debtor waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of balloon payment, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and late charges, notice of balloon payment, diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to assets or properties securing payment of this Note. Debtor further waives exhaustion of legal remedies, the right to plead any and all statutes of limitation as a defense to any demand on this Note, to any agreement to pay the same, to any demands secured by any guaranty of this Note or any other security for this Note.

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5. Governing Law; Venue For Disputes. This Note shall be governed by and construed in accordance with the law of the State of Nevada, without regard to conflicts-of-laws principles that would require the application of any other law. For purposes of any proceeding involving this Note, each of Holder and Debtor hereby submits to the exclusive jurisdiction of the courts of the State of Nevada and of the United States having jurisdiction in Clark County, Nevada, and agrees not to raise and waives any objection to or defense based upon personal jurisdiction or the venue of any such court or based upon forum non conveniens.

6. Waiver of Jury Trial. Each of Holder and Debtor acknowledge and agree that any controversy which may arise under this Note is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Note.

7. Attorney’s fees. If any party commences an action against another party to interpret or enforce any terms of this Note, or because of the other party’s breach of any provision in this Note, or an action arising out of and/or in connection with rights and/or obligations set forth in this Note, the non-prevailing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses, court costs and other costs of action incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment.

8. Severability. If a court of competent jurisdiction finds any provision in this Note to be invalid or unenforceable, such invalidity shall not affect the remainder of this Note. In such event, the invalid provision shall be deemed severed therefrom and the remainder of this Note shall remain enforceable in accordance with its terms and of full force and effect.

9. Construction and Interpretation. The Section headings contained in this Note are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Note. As used in this Note, unless otherwise provided to the contrary, (i) all references to days, months or years shall be deemed references to calendar days, months or years and (ii) any reference to a “Section” shall be deemed to refer to a section of this Note. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Note refer to this Note as a whole and not to any particular provision of this Note. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive, and the term “including” (and related term, “include”) shall not be deemed to limit the language preceding such term, but rather shall be deemed to be followed by the words, “without limitation”. This Note shall be considered for all purposes as having been prepared through the joint efforts of Debtor and Holder. No presumption shall apply in favor of either such party in the interpretation of this Note or in the resolution of any ambiguity of any provision hereof based on the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

10. Successors and Assigns; No Third Party Rights. Holder’s rights and Debtor’s obligations under this Note shall inure to the benefit of the successors and permitted assigns of Holder and shall be binding upon and enforceable against the successors and assigns of Debtor. Nothing expressed or referred to in this Note shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Note, except such rights as shall inure any successor or permitted assign of either party pursuant to this Section 10.

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11. Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be given, an shall be deemed duly given, in accordance with the Purchase Agreement.

12. Dates and Times. Dates and times set forth in this Note for the performance of Debtor’s obligations hereunder or for the exercise of Holder’s rights hereunder shall be strictly construed, time being of the essence of this Note. All provisions in this Note which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by Debtor or Holder of any action, covenant, agreement, obligation or notice hereunder shall mean and refer to calendar days, unless otherwise expressly provided. Except as expressly provided herein, the time for performance of any obligation or taking any action under this Note shall be deemed to expire at 5:00 p.m. (Pacific time) on the last day of the applicable time period provided for herein. If the date specified or computed under this Note for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by Debtor or Holder, or for the occurrence of any event provided for herein, is a day other than a business day, then the date for such performance, delivery, completion, observance or occurrence shall automatically be extended to the next business day following such date.

13. Entire Agreement; Amendment. This Note and the applicable provisions of the Purchase Agreement, the Land Lease, and the Services Agreement constitute the entire and final agreement and understanding of Holder and Debtor with respect to the subject matter hereof and thereof, and all prior and contemporaneous agreements, covenants, representations, understandings and communications between the parties with respect to the subject matter hereof and thereof are superseded by this Note and such applicable provisions of such other agreements. This Note may not be amended without the written approval of Holder and Debtor.

14. Execution of Note. This Note may be executed in counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Note and of signature pages by facsimile transmission or portable document format (PDF) shall constitute effective execution and delivery of this Note as to the Parties and may be used in lieu of the original Agreement for all purposes.

[signature(s) on following page(s)]

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IN WITNESS WHEREOF, Holder and Debtor have executed this Promissory Note as of the date first written above.

HOLDER:

MARAPHARM LAS VEGAS LLC, a Nevada limited liability company

By:
Name:	Erik Anderson
Title:	Manager

DEBTOR:

ALLIED CORP., a Nevada corporation

By:
Name:
Title:

[Signature Page to Promissory Note]

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